EXHIBIT 99.1
News
For Immediate Release	Contact:
January 30, 2014	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES ACHIEVES RECORD ANNUAL EARNINGS
 OF $2.42 PER SHARE, A 12-PERCENT INCREASE OVER 2012
----------
2013 Earnings per Share, Including Special Items, were $2.46
----------
Company Reported Fourth Quarter Earnings per Share of $0.61,
Excluding Special Items; Reported Earnings were $0.65 per Share
----------
Fourth Quarter Sales Grew 6-Percent over Prior Year
----------
2013 Highlights:

•	Fourth consecutive year of record earnings
•	Operating Income, excluding special items, increased 15% for the fourth quarter and 10% for the full year
•	Operating Margin expanded from 11.4% of sales to 12.2% for the full year, excluding special items
•	Signed two new satellite PCC contracts and four commercial agreements for FulFill® high-filler technology in 2013

NEW YORK, January 30—Minerals Technologies Inc. (NYSE: MTX) today reported record earnings per share from continuing operations of $2.42, excluding special items, for the full year of 2013 compared with earnings of $2.16 per share in the prior year, an increase of 12 percent. Reported earnings per share from continuing operations were $2.46 for the full year.

Operating income for the full year 2013 grew 10 percent to a record $124.4 million, excluding special items, compared to $113.6 million in the prior year. This increase was due to a strong operating performance highlighted by sales growth in both segments, a 5-percent company-wide productivity improvement and continued cost and expense control. Operating income, as reported, which included an insurance settlement gain, grew 12 percent to $126.9 million, or 12.5% of sales.

Worldwide underlying sales grew 3 percent to $1.02 billion. Including the effect of foreign exchange, sales increased 2 percent.

Cash flow from operations for the year was $137.5 million and the company repurchased $52 million in treasury stock.

"Our strong financial performance for 2013 is evidence of the traction our growth strategies of geographic expansion, new product innovation and operational excellence have gained," said Robert S. Wetherbee, president and chief executive officer. "We have broken company earnings records for the last four years. We signed contracts for new satellite precipitated calcium carbonate plants in China and Europe, and in January 2014 we signed an agreement with UPM-Kymmene Corporation for a 100,000-ton satellite in Changshu, China. We began operations of new satellites in Thailand and India. During the year, we also added four new agreements with paper mills around the world for the adoption of our FulFill® E-325 high-filler technology, bringing the total to 14, and in January, we signed our fifteenth agreement with a European papermaker. In 2014, we will continue to advance these strategies to achieve the company's long-term growth objectives."

Full-year underlying worldwide sales for the Specialty Minerals segment, which includes the PCC and Processed Minerals product lines, increased 4 percent to $669.8 million in 2013.  Including foreign exchange, sales increased 3 percent. Income from operations for Specialty Minerals increased 12 percent to a record $98.4 million in 2013. This increase was attributable to a strong performance in Paper PCC due to contributions from the FulFill® technology, the startup of two new satellite plants, productivity improvements and pricing. The Processed Minerals product line also contributed as a result of productivity improvements, price increases and sales volume growth.

Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, increased 2 percent to $547.2 million. Processed Minerals products sales increased 6 percent to $122.6 million.

"In addition to the adoption of the FulFill™ E-325 technology by four paper mills around the world, the Performance Minerals business unit, which is comprised of Processed Minerals and Specialty PCC, launched a new calcium carbonate product for reinforcement of plastic. This product, called VICRON® FRP, is for use in such applications as Sheet Molding Compound, Bulk Molding Compound and thermoset polyesters. The business unit also completed the first phase of a 10,000-ton expansion of its production line for ultrafine Specialty PCC at the company's Adams, Massachusetts, facility," said Mr. Wetherbee.

Underlying sales in the Refractories segment, which primarily serves the steel industry, increased 3 percent to $348.4 million. Including foreign exchange, sales increased 1 percent. Refractory products sales were $264.0 million, the same as the prior year. Metallurgical products sales increased 6 percent to $84.4 million. The segment achieved a record operating income of $33.4 million, excluding special items, a 2-percent increase over the same period of 2012. The segment achieved this record through strong productivity improvements, higher metallurgical wire sales and improved European sales. Operating income, as reported, was $35.9 million.

Fourth Quarter

Minerals Technologies' fourth quarter underlying worldwide sales increased 7 percent to $256.6 million from the $243.0 million in the same period in 2012. Including the effect of foreign exchange, sales increased 6 percent.

Minerals Technologies' income from operations for the quarter was $31.0 million, excluding special items, a 15-percent increase over the prior year. Operating income, as reported, grew 24 percent to $33.5 million. The company's fourth quarter earnings, a record for a fourth quarter, were $0.61 per share, excluding special items, a 15-percent increase over the $0.53 recorded in the fourth quarter of 2012. Reported earnings in the fourth quarter of 2013 were $0.65 per share, which included an insurance settlement gain.

Cash flow from operations for the quarter was $44.2 million and the company repurchased $7.5 million in treasury stock.

Fourth quarter underlying worldwide sales for the Specialty Minerals segment increased 6 percent to $167.1 million from the same period in 2012. This was attributable primarily to stronger PCC volumes in Asia and Europe, and improved sales in ground calcium carbonate, talc and Specialty PCC. Including foreign exchange, sales increased 5 percent.

Income from operations for the Specialty Minerals segment increased 15 percent to $24.0 million. Income from operations as a percentage of sales expanded to 14.4 percent of sales compared with 13.0 percent in the fourth quarter of 2012. This increase was attributable to price increases, improved profitability in Processed Minerals, productivity gains, the impact of new satellite plants coming on line and the contribution from adoption of the FulFill® technology.

Worldwide underlying sales of PCC increased 4 percent to $138.3 million.  Processed Minerals products fourth quarter sales increased 11 percent to $28.8 million. Talc sales increased 14 percent and GCC sales increased 9 percent.

Fourth quarter underlying sales in the Refractories segment increased 9 percent to $89.5 million over the fourth quarter of 2012. Operating income, excluding special items, in the fourth quarter of 2013 was $9.6 million, a 26-percent increase over the prior year. This was primarily attributable to increased sales and profits in Europe and Asia and to higher equipment sales in the quarter. Operating income, as reported was $12.1 million.

Refractory products underlying sales increased 9 percent to $68.2 million. Metallurgical products underlying sales increased 8 percent to $21.3 million.

"We continue on a strong growth and performance track based upon our strategies of geographic expansion and new product innovation," said Mr. Wetherbee.  "In the fourth quarter, underlying sales increased 7 percent over the prior year, which is our third consecutive quarter of revenue growth. As a strong operating company, we will continue our focus on productivity and cost reduction through our Operational Excellence initiative and employee engagement. Our Paper PCC product line continues its solid performance through expansion into Asia and the continued global adoption of our FulFill® high-filler technology, and our Refractories and Performance Minerals product lines continue on a strong performance track. Looking ahead, we expect continued performance improvement and global growth."

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Minerals Technologies has scheduled an analyst conference call for Friday, January 31, 2014 at 11:00 a.m. to discuss operating results for the fourth quarter. The conference call will be broadcast over the company's website, www.mineralstech.com.
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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company's future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2012 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec. 31,	Sept. 29,	Dec. 31,			Dec. 31,	Dec. 31,
	2013	2013	2012	Prior Qtr.	Prior Year	2013	2012	Prior Year

Net sales	$256,633	$254,192	$243,045	1%	6%	$1,018,181	$996,764	2%

Cost of goods sold	197,640	194,272	188,775	2%	5%	784,536	774,466	1%

Production margin	58,993	59,920	54,270	(2)%	9%	233,645	222,298	5%

Marketing and administrative expenses	22,914	21,861	22,229	5%	3%	89,231	88,485	1%
Research and development expenses	5,108	5,302	4,995	(4)%	2%	20,053	20,173	(1)%
Insurance settlement (gain)	(2,491)	0	0	*	*	(2,491)	0	*

Income from operations	33,462	32,757	27,046	2%	24%	126,852	113,640	12%

Non-operating deductions - net	(569)	(1,234)	(979)	(54)%	(42)%	(3,142)	(2,995)	5%

Income from continuing operations, before tax	32,893	31,523	26,067	4%	26%	123,710	110,645	12%

Provision for taxes on income	9,295	8,952	6,927	4%	34%	34,515	31,926	8%

Income from continuing operations, net of tax	23,598	22,571	19,140	5%	23%	89,195	78,719	13%

Loss from discontinued operations, net of tax	(39)	(21)	(901)	*	*	(5,744)	(2,450)	*

Consolidated net income	23,559	22,550	18,239	4%	29%	83,451	76,269	9%

Less: Net income attributable to non-controlling interests	969	686	469	41%	107%	3,121	2,122	47%

Net Income attributable to Minerals Technologies Inc. (MTI)	$22,590	$21,864	$17,770	3%	27%	$80,330	$74,147	8%

Weighted average number of common shares outstanding:

Basic	34,362	34,615	35,196			34,690	35,340

Diluted	34,752	34,881	35,467			34,976	35,529

Earnings per share attributable to MTI:

Basic:
Income from continuing operations attributable to MTI	$0.66	$0.63	$0.53	5%	25%	$2.48	$2.17	14%
Loss from discontinued operations attributable to MTI	0.00	0.00	(0.03)	*	*	(0.17)	(0.07)	*
Net Income attributable to MTI common shareholders	$0.66	$0.63	$0.50	5%	32%	$2.32	$2.10	10%

Diluted:
Income from continuing operations attributable to MTI	$0.65	$0.63	$0.53	3%	23%	$2.46	$2.16	14%
Loss from discontinued operations attributable to MTI	0.00	0.00	(0.03)	*	*	(0.16)	(0.07)	*
Net Income attributable to MTI common shareholders	$0.65	$0.63	$0.50	3%	30%	$2.30	$2.09	10%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.20	$0.125

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)	For comparative purposes, the quarterly periods ended December 31, 2013, September 29, 2013 and December 31, 2012 consisted of 93 days, 91 days, and 92 days, respectively.
2)
This press release contains a measure of underlying sales growth year-over-year excluding the impact of foreign exchange.  This is a non-GAAP measure.  We believe this measure provides investors with a more complete understanding of underlying sales trends by providing sales growth on a a consistent basis.  The reconcilation of reported sales growth to underlying sales growth for the fourth quarter is as follows:

		Unfavorable
	Reported	Foreign	Underlying
	Net Sales	Exchange	Sales
	Growth	Impact	Growth
Specialty Minerals Segment	4.7%	0.9%	5.6%
Refractories Segment	7.3%	1.3%	8.6%
Minerals Technologies Inc.	5.6%	1.1%	6.7%

The reconcilation of reported sales growth to underlying sales growth for full year 2013 is as follows:
		Unfavorable
	Reported	Foreign	Underlying
	Net Sales	Exchange	Sales
	Growth	Impact	Growth
Specialty Minerals Segment	2.5%	1.0%	3.5%
Refractories Segment	1.5%	1.5%	3.0%
Minerals Technologies Inc.	2.1%	1.2%	3.3%

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the three month periods ended December 31, 2013, September 29, 2013 and December 31, 2012 and the twelve month periods ended December 31, 2013 and December 31, 2012, and a reconciliation to reported earnings per share for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

(millions of dollars)	Quarter Ended			Year Ended
	Dec. 31,	Sept. 29,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2013	2012	2013	2012
Diluted earnings per share from continuing operations attributable to MTI	$0.65	$0.63	$0.53	$2.46	$2.16

Special items:
Insurance settlement (gain), net of tax	(0.04)	0.00	0.00	(0.04)	0.00

Diluted earnings per share from continuing operations attributable to MTI, excluding special items	$0.61	$0.63	$0.53	$2.42	$2.16

4)
Free cash flow is defined as cash flow from continuing operations less capital expenditures.  The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended December 31, 2013, September 29, 2013  and December 31, 2012  and the twelve month periods ended December 31, 2013 and December 31, 2012 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

	Quarter Ended			Year Ended
(millions of dollars)	Dec. 31,	Sept. 29,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2013	2012	2013	2012
Cash flow from continuing operations	$44.2	$33.5	$34.8	$137.5	$142.1
Capital expenditures	11.6	10.4	15.4	43.9	52.1
Free cash flow	$32.6	$23.1	$19.4	$93.6	$90.0

5)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Sept. 29,	Dec. 31,	Dec. 31,	Dec. 31,
		2013	2013	2012	2013	2012
	Interest income	$0.9	$0.7	$0.7	$3.0	$3.2
	Interest expense	(0.8)	(0.8)	(0.8)	(3.3)	(3.2)
	Foreign exchange losses	(0.6)	(0.9)	(0.6)	(2.1)	(1.4)
	Other deductions	(0.1)	(0.2)	(0.3)	(0.7)	(1.6)
	Non-operating deductions, net	$(0.6)	$(1.2)	$(1.0)	$(3.1)	$(3.0)

6)	During the second quarter of 2013, the Company ceased operations at its Paper PCC merchant plant in Walsum, Germany and reclassified such operations as discontinued.
	The following table details selected financial information for the Walsum plant included within discontinued operations in the Consolidated Statements of Income:
	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Sept. 29,	Dec. 31,	Dec. 31,	Dec. 31,
		2013	2013	2012	2013	2012
	Net Sales	$0.0	$0.0	$1.2	$1.6	$8.9

	Production Margin	0.0	0.0	(1.2)	(2.1)	(2.9)
	Total Expenses	0.0	0.0	0.1	0.5	0.7
	Facility closure costs	0.0	0.0	0.0	5.9	0.0

	Loss from operations	$0.0	$0.0	$(1.3)	$(8.5)	$(3.6)
	Benefit for taxes on income	0.0	0.0	(0.4)	(2.8)	(1.1)

	Loss from discontinued operations, net of tax	$0.0	$0.0	$(0.9)	$(5.7)	$(2.5)

7)
The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, January 31, 2014 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
SALES DATA	Dec. 31,	Sept. 29,	Dec. 31,			Dec. 31,	Dec. 31,
	2013	2013	2012	Prior Qtr	Prior Year	2013	2012	Prior Year

United States	$138.7	$142.1	$135.0	(2)%	3%	$563.5	$562.5	0%
International	117.9	112.1	108.0	5%	9%	454.7	434.3	5%
Net Sales	$256.6	$254.2	$243.0	1%	6%	$1,018.2	$996.8	2%

Paper PCC	$122.0	$119.3	$117.7	2%	4%	$480.0	$471.5	2%
Specialty PCC	16.3	16.6	16.1	(2)%	1%	67.2	65.9	2%
PCC Products	$138.3	$135.9	$133.8	2%	3%	$547.2	$537.4	2%

Talc	$12.7	$12.8	$11.1	(1)%	14%	$50.9	$48.1	6%
Ground Calcium Carbonate	16.1	18.7	14.8	(14)%	9%	71.7	67.9	6%
Processed Minerals Products	$28.8	$31.5	$25.9	(9)%	11%	$122.6	$116.0	6%

Specialty Minerals Segment	$167.1	$167.4	$159.7	(0)%	5%	$669.8	$653.4	3%

Refractory products	$68.2	$66.3	$63.5	3%	7%	$264.0	$264.1	(0)%
Metallurgical Products	21.3	20.5	19.8	4%	8%	84.4	79.3	6%
Refractories Segment	$89.5	$86.8	$83.3	3%	7%	$348.4	$343.4	1%

Net Sales	$256.6	$254.2	$243.0	1%	6%	$1,018.2	$996.8	2%

SEGMENT OPERATING INCOME DATA

Specialty Minerals Segment	$24.0	$26.0	$20.8	(8)%	15%	$98.4	$87.7	12%
% of Sales	14.4%	15.5%	13.0%			14.7%	13.4%
Refractories Segment	$12.1	$8.4	$7.6	44%	59%	$35.9	$32.6	10%
% of Sales	13.5%	9.7%	9.1%			10.3%	9.5%
Unallocated Corporate Expenses	$(2.6)	$(1.6)	$(1.4)	63%	86%	$(7.4)	$(6.7)	10%

Consolidated	$33.5	$32.8	$27.0	2%	24%	$126.9	$113.6	12%
% of Sales	13.1%	12.9%	11.1%			12.5%	11.4%

SEGMENT SPECIAL ITEMS

Specialty Minerals Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Refractories Segment	$(2.5)	$0.0	$0.0	*	*	$(2.5)	$0.0	*

Consolidated	$(2.5)	$0.0	$0.0	*	*	$(2.5)	$0.0	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (insurance settlement gain set forth in the above table), for the three month periods ended December 31, 2013, September 29, 2013 and December 31, 2012, and the twelve month periods ended December 31, 2013 and 2012, constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Year Ended		% Growth
SEGMENT OPERATING INCOME,	Dec. 31,	Sept. 29,	Dec. 31,			Dec. 31,	Dec. 31,
EXCLUDING SPECIAL ITEMS	2013	2013	2012	Prior Qtr.	Prior Year	2013	2012	Prior Year

Specialty Minerals Segment	$24.0	$26.0	$20.8	(8)%	15%	$98.4	$87.7	12%
% of Sales	14.4%	15.5%	13.0%			14.7%	13.4%
Refractories Segment	$9.6	$8.4	$7.6	14%	26%	$33.4	$32.6	2%
% of Sales	10.7%	9.7%	9.1%			9.6%	9.5%
Unallocated Corporate Expenses	$(2.6)	$(1.6)	$(1.4)	63%	86%	$(7.4)	$(6.7)	10%

Consolidated	$31.0	$32.8	$27.0	(5)%	15%	$124.4	$113.6	10%
% of Sales	12.1%	12.9%	11.1%			12.2%	11.4%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		December 31,	December 31,
		2013*	2012**

Current assets:
	Cash & cash equivalents	$490,267	$454,092
	Short-term investments	15,769	14,178
	Accounts receivable, net	204,449	193,328
	Inventories	89,169	84,569
	Prepaid expenses and other current assets	15,463	18,318
	Total current assets	815,117	764,485

	Property, plant and equipment	1,282,336	1,261,952
	Less accumulated depreciation	976,265	944,283
	Net property, plant & equipment	306,071	317,669

	Goodwill	64,432	65,829
	Other assets and deferred charges	31,927	63,206

	Total assets	$1,217,547	$1,211,189

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$5,504	$7,111
	Current maturities of long-term debt	8,200	76,977
	Accounts payable	94,855	98,371
	Other current liabilities	72,335	67,639
	Total current liabilities	180,894	250,098

	Long-term debt	75,000	8,478
	Other non-current liabilities	87,245	138,894
	Total liabilities	343,139	397,470

	Total MTI shareholders' equity	852,097	790,411
	Non-controlling Interest	22,311	23,308
	Total shareholders' equity	874,408	813,719

	Total liabilities and shareholders' equity	$1,217,547	$1,211,189

*	Unaudited
**	Condensed from audited financial statements.